Exhibit 99.1

CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
THIRD QUARTER FINANCIAL RESULTS

New York, New York, November 6, 2013 - Genco Shipping & Trading Limited (NYSE: GNK) (“Genco” or the “Company”) today reported its financial results for the three and nine months ended September 30, 2013.

The following financial review discusses the results for the three and nine months ended September 30, 2013 and September 30, 2012.

Third Quarter 2013 and Year-to-Date Highlights

•	Recorded net loss attributable to Genco for the third quarter of $35.0 million, or $0.81 basic and diluted loss per share;

•	Maintained cash position of $119.6 million on a consolidated basis, including restricted cash;

o	$57.7 million at Genco Shipping & Trading Limited, including restricted cash;
o	$61.9 million at Baltic Trading Limited; and

•	Continued a short-term time charter strategy by fixing vessels on spot market-related time charters with the option to convert to a fixed rate and on short-term charters while the market remains volatile.

Financial Review: 2013 Third Quarter

The Company recorded net loss attributable to Genco for the third quarter of 2013 of $35.0 million, or $0.81 basic and diluted loss per share. Comparatively, for the three months ended September 30, 2012, net loss attributable to Genco was $38.4 million, or $0.90 basic and diluted loss per share.

EBITDA was $23.7 million for the three months ended September 30, 2013 versus $18.4 million for the three months ended September 30, 2012.

Robert Gerald Buchanan, President, commented, “During the third quarter, Genco utilized its large and modern fleet to continue to provide multinational charterers with high-quality tonnage while maintaining a cost-effective operating platform. We are pleased to record daily vessel operating expenses below management’s budget for the fifth consecutive quarter as we remain focused on effectively managing the Company through the current drybulk shipping cycle.”

Genco’s voyage revenues increased to $58.6 million for the three months ended September 30, 2013 versus $53.6 million for the three months ended September 30, 2012.  The increase was mainly due to higher charter rates achieved by our Capesize and Panamax vessels, the operation of two additional vessels as well as fewer offhire days for planned drydockings. The increase was partially offset by lower earnings generated by our smaller class vessels. The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet increased to $9,882 per day for the three months ended September 30, 2013 compared to $9,119 per day for the three months ended September 30, 2012. The increase in TCE rates resulted from higher charter rates achieved in the third quarter of 2013 versus the same period in 2012 for our Capesize and Panamax vessels partially offset by lower earnings by our smaller class vessels. Although there still remains excess vessel supply in the market, we believe the declining pace of fleet growth has caused freight rates to be more correlated to increases in cargo demand. We believe that during the third quarter, reduced supply growth in combination with increased shipments of iron ore volumes from Brazil and Australia as a result of higher Chinese steel production contributed to the Baltic Capesize Index reaching its highest point since 2010.

Total operating expenses decreased to $72.8 million for the three months ended September 30, 2013 from $74.6 million for the three-month period ended September 30, 2012 as a result of lower voyage expenses, vessel operating expenses, and general, administrative and management fees. Vessel operating expenses were $27.5 million for the third quarter of 2013 compared to $28.3 million for the same period in 2012. The decrease in vessel operating expenses was primarily due to lower maintenance related expenses as well as the timing of purchases of stores and supplies during the third quarter of 2013 versus the same period in 2012.

Depreciation and amortization expenses marginally increased to $35.2 million for the third quarter of 2013 compared to $35.0 million for the third quarter of 2012. General, administrative and management fees declined to $7.9 million in the third quarter of 2013 from $8.6 million in the third quarter of 2012.  The decrease was primarily due to lower non-cash compensation and office related expenses.

Daily vessel operating expenses, or DVOE, decreased to $4,782 per vessel per day during the third quarter of 2013 as compared to $4,956 per vessel per day for the third quarter of 2012, mainly due to lower maintenance related expenses as well as the timing of purchases of stores and supplies during the third quarter of 2013 as compared to the same period in 2012. Our third quarter of 2013 DVOE is below our budget established at the beginning of the year. We believe daily vessel operating expenses are best measured for comparative purposes over a 12‑month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers and management’s expectations, our

DVOE budget for 2013 is $5,250 per vessel per day on a weighted average basis for the 53 vessels in our fleet, excluding vessels owned by Baltic Trading Limited.

John C. Wobensmith, Chief Financial Officer, commented, “During the third quarter, we continued to employ a majority of our vessels on short-term or spot market-related contracts with creditworthy counterparties. Our opportunistic time charter approach positions Genco well to take advantage of freight rate increases and, combined with our efficient cost structure, expand the Company’s future earnings potential in a stronger drybulk market.”

Financial Review: Nine Months 2013

The net loss attributable to Genco was $128.6 million or $2.98 basic and diluted loss per share for the nine months ended September 30, 2013, compared to a net loss attributable to Genco of $99.3 million or $2.40 basic and diluted loss per share for the nine months ended September 30, 2012. Voyage revenues decreased to $143.2 million for the nine months ended September 30, 2013 compared to $174.7 million for the nine months ended September 30, 2012. EBITDA was $42.6 million for the nine months ended September 30, 2013 versus $70.4 million for the nine months ended September 30, 2012. TCE rates obtained by the Company decreased to $8,141 per day for the nine months ended September 30, 2013 from $10,218 per day for the nine months ended September 30, 2012, mainly due to lower rates achieved for our vessels during the nine months of 2013 as compared to the same period in 2012. Total operating expenses were $216.6 million for the nine months ended September 30, 2013 compared to $220.4 million for the nine months ended September 30, 2012, and daily vessel operating expenses per vessel were $4,795 versus $5,040 for the comparative periods, mainly due to lower maintenance related expenses as well as the timing of purchases of stores and supplies.

Liquidity and Capital Resources

 Cash Flow

Net cash used in operating activities for the nine months ended September 30, 2013 was $24.6 million compared to $4.0 million for nine months ended September 30, 2012. The $20.6 million change in cash from operating activities was primarily due to a net loss of $137.9 million for the nine months ended September 30, 2013 compared to a net loss of $108.9 million for the nine months ended September 30, 2012, which resulted from lower charter rates achieved in the nine months of 2013 versus the same period in 2012 for the majority of the vessels in our fleet. This was partially offset by lower drydocking costs incurred during the nine months of 2013 compared to the same period of 2012.

Net cash used in investing activities for the nine months ended September 30, 2013 and 2012 was $41.5 million and $3.2 million, respectively.  The increase was due to the use of more funds for vessel purchases during the nine months of 2013 compared to 2012. For the nine months ended September 30, 2013, cash used in investing activities consisted of the purchase of vessels in the amount of $41.1 million and purchases of other fixed assets totaling $0.4 million. For the nine months ended September 30, 2012, cash used in investing activities was predominantly due to purchases of fixed assets in the amount of $1.9 million and vessel related purchases totaling $0.9 million.

Net cash provided by financing activities during the nine months ended September 30, 2013 was $103.0 million compared to net cash used in financing activities of $132.9 million during the nine months ended September 30, 2012. Cash provided by financing activities for the nine months ended September 30, 2013 consisted of $81.3 million of proceeds from the issuance of common stock by our subsidiary Baltic Trading Limited, $22.0 million of net proceeds from the 2013 Baltic Trading Credit Facility and $1.0 million of proceeds from the 2010 Baltic Trading Credit Facility slightly offset by the $0.6 million dividend payment by Baltic Trading to its outside shareholders. Under amendments to all three of our credit facilities in August 2012, Genco’s scheduled amortization payments have been eliminated for each of the credit facilities through and including the quarter ending December 31, 2013. Cash used in financing activities for the nine months ended September 30, 2012 mainly consisted of the following: $118.6 million repayment of debt under the 2007 Credit Facility, $40.6 million repayment of debt under the $253 Million Term Loan Facility, $15.4 million repayment of debt under the $100 Million Term Loan Facility, $4.3 million of deferred financing costs and the $3.9 million dividend payment of our subsidiary Baltic Trading Limited to its outside shareholders. Those uses partially offset $49.9 million of net proceeds provided by our follow-on offering in February 2012.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. Excluding Baltic Trading Limited’s vessels, we own a fleet of 53 drybulk vessels, consisting of nine Capesize, eight Panamax, 17 Supramax, six Handymax and 13 Handysize vessels, with an aggregate carrying capacity of approximately 3,810,000 dwt. In addition, our subsidiary Baltic Trading Limited currently owns a fleet of 11 drybulk vessels, consisting of two Capesize, four Supramax, and five Handysize vessels with an aggregate carrying capacity of approximately 736,000 dwt. After the expected delivery of the two Capesize vessels that Baltic Trading has agreed to acquire, Baltic Trading will own 13 drybulk vessels, consisting of four Capesize, four Supramax and five Handysize vessels with a total carrying capacity of approximately 1,095,000 dwt.

In addition to acquisitions that we may undertake in future periods, we will incur additional expenditures due to special surveys and drydockings for our fleet.  We estimate that three of our vessels will be drydocked during the fourth quarter of 2013.  We further anticipate that 19 of our vessels will be drydocked in 2014.

We estimate our drydocking costs for our fleet, excluding the vessels owned by Baltic Trading Limited, through 2014 to be:

	Q4 2013	2014
Estimated Costs (1)	$2.3 million	$14.4 million
Estimated Offhire Days (2)	60	380

(1) Estimates are based on our budgeted cost of drydocking our vessels in China.  Actual costs will vary based on various factors, including where the drydockings are actually performed.  We expect to fund these costs with cash from operations.

(2) Assumes 20 days per drydocking per vessel.  Actual length will vary based on the condition of the vessel, yard schedules and other factors.

The drydocking for the Genco Sugar was completed during the third quarter.  The vessel was on planned offhire for 11.7 days in connection with the scheduled drydocking at a cumulative cost of approximately $0.5 million for the third quarter of 2013.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended		Nine Months Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
	(Dollars in thousands, except share and per share data)		(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Revenues:
Voyage revenues	$58,605	$53,603	$143,222	$174,740
Service revenues	828	828	2,457	2,466
Total revenues	59,433	54,431	145,679	177,206

Operating expenses:
Voyage expenses	2,212	2,693	6,352	5,099
Vessel operating expenses	27,515	28,272	81,400	85,622
General, administrative and management fees	7,871	8,622	24,543	25,680
Depreciation and amortization	35,222	35,038	104,322	103,954
Total operating expenses	72,820	74,625	216,617	220,355

Operating loss	(13,387)	(20,194)	(70,938)	(43,149)

Other (expense) income:
Other expense	(45)	(43)	(58)	(40)
Interest income	14	49	49	352
Interest expense	(23,079)	(21,546)	(65,922)	(65,160)
Other expense	(23,110)	(21,540)	(65,931)	(64,848)

Loss before income taxes	(36,497)	(41,734)	(136,869)	(107,997)

Income tax expense	(479)	(303)	(997)	(918)

Net loss	(36,976)	(42,037)	(137,866)	(108,915)
Less: Net loss attributable to noncontrolling interest	(1,942)	(3,588)	(9,300)	(9,626)

Net loss attributable to Genco Shipping & Trading Limited	$(35,034)	$(38,449)	$(128,566)	$(99,289)

Net loss per share - basic	$(0.81)	$(0.90)	$(2.98)	$(2.40)

Net loss per share - diluted(1)	$(0.81)	$(0.90)	$(2.98)	$(2.40)

Weighted average common shares outstanding - basic	43,231,510	42,885,810	43,196,895	41,290,719

Weighted average common shares outstanding - diluted(1)	43,231,510	42,885,810	43,196,895	41,290,719

	September 30, 2013	December 31, 2012
BALANCE SHEET DATA:	(unaudited)
Cash (including restricted cash)	$119,642	$82,750
Current assets	152,512	102,460
Total assets	2,837,724	2,843,371
Current liabilities (including short-term debt)	1,476,952	25,680
Total long-term debt	122,750	1,524,357
Shareholders' equity (including $283.8 million and $194.9 million of non-controlling interest at September 30, 2013 and December 31, 2012, respectively)	1,234,872	1,261,207

	Nine Months Ended
	September 30, 2013	September 30, 2012
	(unaudited)
Net cash used in operating activities	$(24,626)	$(4,012)
Net cash used in investing activities	(41,524)	(3,242)
Net cash provided by (used in) financing activities	103,042	(132,936)

1)	The convertible notes were anti-dilutive for the quarter and year to date periods ended September 30, 2013 and September 30, 2012.

	Three Months Ended		Nine Months Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
	(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)		(unaudited)
Net Loss attributable to Genco Shipping & Trading Limited	$(35,034)	$(38,449)	$(128,566)	$(99,289)
+ Net interest expense	23,065	21,497	65,873	64,808
+ Income tax expense	479	303	997	918
+ Depreciation and amortization	35,222	35,038	104,322	103,954
EBITDA(1)	$23,732	$18,389	$42,626	$70,391

	Three Months Ended		Nine Months Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
GENCO STANDALONE FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	53	53	53	53
Average number of vessels (2)	53.0	53.0	53.0	53.0
Total ownership days for fleet (3)	4,876	4,876	14,469	14,522
Total available days for fleet (4)	4,831	4,755	14,325	14,146
Total operating days for fleet (5)	4,798	4,715	14,229	14,054
Fleet utilization (6)	99.3%	99.2%	99.3%	99.4%

AVERAGE DAILY RESULTS:
Time charter equivalent (7)	$9,839	$9,437	$8,124	$10,613
Daily vessel operating expenses per vessel (8)	4,778	4,920	4,774	5,037

	Three Months Ended		Nine Months Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
CONSOLIDATED FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	64	62	64	62
Average number of vessels (2)	62.5	62.0	62.2	62.0
Total ownership days for fleet (3)	5,754	5,704	16,976	16,988
Total available days for fleet (4)	5,707	5,583	16,812	16,603
Total operating days for fleet (5)	5,665	5,536	16,705	16,494
Fleet utilization (6)	99.3%	99.2%	99.4%	99.3%

AVERAGE DAILY RESULTS:
Time charter equivalent (7)	$9,882	$9,119	$8,141	$10,218
Daily vessel operating expenses per vessel (8)	4,782	4,956	4,795	5,040

(1)  EBITDA represents net (loss) income attributable to Genco Shipping & Trading Limited plus net interest expense, taxes and depreciation and amortization.  EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers.  Our management uses EBITDA as a performance measure in our consolidating internal financial statements, and it is presented for review at our board meetings.  The Company believes that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing.  EBITDA presents investors with a measure in addition to net income to evaluate the Company’s performance prior to these costs.  EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company’s operating performance required by U.S. GAAP.  EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows.  The definition of EBITDA used here may not be comparable to that used by other companies.  The foregoing definition of EBITDA differs from the definition of Consolidated EBITDA used in the financial covenants of our 2007 Credit Facility, our $253 Million Term Loan Credit Facility, and $100 Million Term Loan Credit Facility.  Specifically, Consolidated EBITDA substitutes gross interest expense (which includes amortization of deferred financing costs) for net interest expense used in our definition of EBITDA, includes adjustments for restricted stock amortization and non-cash charges for deferred financing costs related to the refinancing of the other credit facilities or any non-cash losses from our investment in Jinhui and excludes extraordinary gains or losses and gains or losses from derivative instruments used for hedging purposes or sales of assets other than inventory sold in the ordinary course of business.
(2)   Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.
(3)   We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.
(4)  We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels between time charters. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.
(5)  We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.
(6)  We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.
(7)  We define TCE rates as our net voyage revenue (voyage revenues less voyage expenses) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Since some vessels were acquired with an existing time charter at a below-market rate, we allocated the purchase price between the vessel and an intangible liability for the value assigned to the below-market charterhire.  This intangible liability is amortized as an increase to voyage revenues over the minimum remaining term of the charter.
(8)  We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

Genco Shipping & Trading Limited’s Fleet

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Excluding Baltic Trading’s vessels, we own a fleet of 53 drybulk vessels, consisting of nine Capesize, eight Panamax, 17 Supramax, six Handymax and 13 Handysize vessels, with an aggregate carrying capacity of approximately 3,810,000 dwt.  In addition, our subsidiary Baltic Trading Limited currently owns a fleet of 11 drybulk vessels, consisting of two Capesize, four Supramax, and five Handysize vessels. After the expected delivery of the two Capesize vessels that Baltic Trading has agreed to acquire, Baltic Trading will own 13 drybulk vessels, consisting of four Capesize, four Supramax and five Handysize vessels with a total carrying capacity of approximately 1,095,000 dwt.

Our current fleet, other than Baltic Trading’s vessels, contains ten groups of sister ships, which are vessels of virtually identical sizes and specifications. We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels. As of November 6, 2013, the average age of our fleet was 8.5 years, as compared to the average age for the world fleet of approximately 10 years for the drybulk shipping segments in which we compete.

The following table reflects the current employment of Genco's current fleet, excluding Baltic Trading’s vessels:

Vessel	Year Built	Charterer	Charter Expiration (1)	Cash Daily Rate (2)

Capesize Vessels
Genco Augustus	2007	Cargill International S.A.	February 2014	103% of BCI
Genco Tiberius	2007	Cargill International S.A.	December 2013	100% of BCI
Genco London	2007	Cargill International S.A.	September 2014	100% of BCI(3)
Genco Titus	2007	Swissmarine Services S.A.	July 2014	100% of BCI
Genco Constantine	2008	Cargill International S.A.	December 2013	100% of BCI
Genco Hadrian	2008	Swissmarine Services S.A.	December 2013	98.5% of BCI
Genco Commodus	2009	Swissmarine Services S.A.	February 2014	99% of BCI
Genco Maximus	2009	Swissmarine Services S.A.	December 2013	98.5% of BCI
Genco Claudius	2010	Swissmarine Services S.A.	Mar. 2014/Oct. 2014	98.5%/99% of BCI(4)

Panamax Vessels
Genco Beauty	1999	Global Maritime Investments Ltd.	December 2013	97% of BPI
Genco Knight	1999	Swissmarine Services S.A.	January 2014	98% of BPI

Genco Leader	1999	TTMI Sarl	December 2013	100% of BPI
Genco Vigour	1999	Global Maritime Investments Ltd.	December 2013	100% of BPI
Genco Acheron	1999	Global Maritime Investments Ltd.	November 2013	97% of BPI
Genco Surprise	1998	Swissmarine Services S.A.	Dec. 2013/May 2015	97%/100% of BPI(5)
Genco Raptor	2007	Global Maritime Investments Ltd.	December 2013	100% of BPI
Genco Thunder	2007	Swissmarine Services S.A.	December 2013	98.5% of BPI

Supramax Vessels
Genco Predator	2005	D’Amico Dry Ltd.	October 2014	101% of BSI
Genco Warrior	2005	Pacific Basin Chartering Ltd.	May 2014	101% of BSI
Genco Hunter	2007	Pacific Basin Chartering Ltd.	September 2014	107% of BSI(6)
Genco Cavalier	2007	Pacific Bulk Shipping Ltd.	November 2013	$14,500(7)
Genco Lorraine	2009	Pioneer Navigation Ltd.	July 2014	$7,500
Genco Loire	2009	Western Bulk Carriers A/S	December 2013	$9,000(8)
Genco Aquitaine	2009	AMN Bulk Carriers Inc.	February 2014	$8,550
Genco Ardennes	2009	Hamburg Bulk Carriers	February 2014	$10,250
Genco Auvergne	2009	Pioneer Navigation Ltd.	July 2014	100% of BSI
Genco Bourgogne	2010	Thoresen Shipping Singapore PTE Ltd.	December 2013	$8,000
Genco Brittany	2010	D’Amico Dry Ltd.	October 2014	100% of BSI
Genco Languedoc	2010	D’Amico Dry Ltd.	January 2015	100% of BSI
Genco Normandy	2007	PCL Shipping PTE Ltd.	December 2013	$10,300(9)
Genco Picardy	2005	Pioneer Navigation Ltd.	December 2014	101% of BSI
Genco Provence	2004	Pioneer Navigation Ltd.	March 2014	101% of BSI
Genco Pyrenees	2010	Thoresen Shipping Singapore PTE Ltd.	June 2014	$9,750
Genco Rhone	2011	Pioneer Navigation Ltd.	November 2015	100% of BSI

Handymax Vessels
Genco Success	1997	ED & F MAN Shipping Ltd.	December 2013	$8,000
Genco Carrier	1998	Pacific World Shipping PTE Ltd.	November 2013	$13,000(10)
Genco Prosperity	1997	ED & F MAN Shipping Ltd.	January 2014	$9,675(11)
Genco Wisdom	1997	ED & F MAN Shipping Ltd.	March 2014	91.5% of BSI
Genco Marine	1996	ED & F MAN Shipping Ltd.	December 2013	$8,000
Genco Muse	2001	Pacific Basin Chartering Ltd.	April 2014	92.5% of BSI

Handysize Vessels
Genco Sugar	1998	Clipper Logger Pool	May 2014	Spot(12)
Genco Pioneer	1999	Clipper Logger Pool	May 2014	Spot(13)
Genco Progress	1999	Lauritzen Bulkers A/S	November 2014	Spot(14)
Genco Reliance	1999	Lauritzen Bulkers A/S	November 2014	Spot(14)
Genco Explorer	1999	Lauritzen Bulkers A/S	November 2014	Spot(14)
Genco Charger	2005	Pacific Basin Chartering Ltd.	February 2015	100% of BHSI
Genco Challenger	2003	Pacific Basin Chartering Ltd.	February 2015	100% of BHSI
Genco Champion	2006	Pacific Basin Chartering Ltd.	August 2015	100% of BHSI
Genco Ocean	2010	Pioneer Navigation Ltd.	March 2015	107% of BHSI
Genco Bay	2010	Pacific Basin Chartering Ltd.	December 2014	107% of BHSI
Genco Avra	2011	Cargill International S.A.	March 2014	$8,500-$13,500 with 50% profit sharing(15)
Genco Mare	2011	Cargill International S.A.	May 2015	115% of BHSI
Genco Spirit	2011	Cargill International S.A.	September 2014	$8,500-$13,500 with 50% profit sharing(15)

(1) The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course.  Under the terms of each contract, the charterer is entitled to extend the time charter from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire.

(2) Time charter rates presented are the gross daily charterhire rates before third-party brokerage commission generally ranging from 1.25% to 6.25%. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents’ fees and canal dues.

(3) We have agreed to an extension with Cargill International S.A. on a spot market-related time charter for 11.5 to 14.5 months based on 100% of the Baltic Capesize Index (BCI), published by the Baltic Exchange, as reflected in daily reports.  Hire is paid every 15 days in arrears less a 5.00% third-party brokerage commission. Genco maintains the option to convert to a fixed rate based on Capesize FFA values at 100%.  The extension began on September 25, 2013.

(4) We have agreed to an extension with Swissmarine Services S.A. on a spot market-related time charter based on 99% of the BCI, as reflected in daily reports.  Hire is paid every 15 days in arrears less a 5.00% third-party brokerage commission.  The minimum and maximum expiration dates of the time charter are October 1, 2014 and December 1, 2014, respectively.  Genco maintains the option to convert to a fixed rate based on Capesize FFA values at 99%.  The extension is expected to begin on or about March 1, 2014.

(5) We have agreed to an extension with Swissmarine Services S.A. on a spot market-related time charter based on 100% of the Baltic Panamax Index (BPI), published by the Baltic Exchange, as reflected in daily reports.  Hire is paid every 15 days in arrears less a 5.00% third-party brokerage commission.  The minimum and maximum expiration dates of the time charter are May 1, 2015 and July 15, 2015, respectively.  Genco maintains the option to convert to a fixed rate based on Panamax FFA values at 100%.  The extension is expected to begin on or about December 7, 2013.

(6) We have agreed to an extension with Pacific Basin Chartering Ltd. on a spot market-related time charter for 11 to 14 months based on 107% of the Baltic Supramax Index (BSI), published by the Baltic Exchange, as reflected in daily reports.  Hire is paid every 15 days in arrears less a 5.00% third-party brokerage commission.  Genco maintains the option to convert to a fixed rate based on Supramax FFA values at 107%.  The extension began on October 29, 2013.

(7) We have reached an agreement with Pacific Bulk Shipping Ltd. on a time charter for approximately 20 days at a rate of $14,500 per day.  Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission.  The vessel delivered to charterers on October 29, 2013 after repositioning.  The vessel redelivered to Genco on October 23, 2013.

(8) We have reached an agreement with Western Bulk Carriers A/S on a time charter for approximately 35 days at a rate of $9,000 per day.  Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission.  The vessel is expected to deliver to charterers on or about November 15, 2013 after repositioning.  A ballast bonus will be awarded after the repositioning period.  The vessel redelivered to Genco from the previous charterer on October 22, 2013.

(9) We have reached an agreement with PCL Shipping PTE Ltd. on a time charter for approximately 30 days at a rate of $10,300 per day.  Hire is paid every 15 days in advance less a 5.50% third-party brokerage commission.  The vessel delivered to charterers on November 5, 2013.

(10) We have reached an agreement with Pacific World Shipping PTE Ltd. on a time charter for approximately 20 days at a rate of $13,000 per day.  Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission.  The vessel delivered to charterers on October 31, 2013.

(11) We have reached an agreement with ED & F MAN Shipping Ltd. on a time charter for 3.5 to 6.5 months at a rate of $9,675 per day.  Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission.  The vessel delivered to charterers on October 2, 2013.

(12) We have reached an agreement to enter the vessel into the Clipper Logger Pool, a vessel pool trading in the spot market of which Clipper Group acts as the pool manager.  We can withdraw the vessel with a minimum notice of six months.  The vessel entered the pool on October 1, 2013.

(13) We have reached an agreement to enter the vessel into the Clipper Logger Pool, a vessel pool trading in the spot market of which Clipper Group acts as the pool manager.  We can withdraw the vessel with a minimum notice of six months.  The vessel redelivered from Lauritzen Bulkers A/S on October 12, 2013 and went to drydock for scheduled repairs.  The vessel entered the Clipper Logger Pool on October 27, 2013.

(14) We have reached an agreement to enter these vessels into the LB/IVS Pool whereby Lauritzen Bulkers A/S acts as the pool manager. We can withdraw the three vessels with 12 months’ notice.

(15) The rate for the spot market-related time charter is linked with a floor of $8,500 and a ceiling of $13,500 daily with a 50% profit sharing arrangement to apply to any amount above the ceiling. The rate is based on 115% of the average of the daily rates of the Baltic Handysize Index (BHSI), published by the Baltic Exchange, as reflected in daily reports. Hire is paid every 15 days in advance net of a 5.00% third-party brokerage commission.  These vessels were acquired with existing time charters with below-market rates. For these below-market time charters, Genco allocates the purchase price between the respective vessels and an intangible liability for the value assigned to the below-market charter-hire. This intangible liability is amortized as an increase to voyage revenues over the minimum remaining terms of the applicable charters, at which point the respective liabilities will be amortized to zero and the vessels will begin earning the ‘‘Cash Daily Rate.’’ For cash flow purposes, Genco will continue to receive the rate presented in the ‘‘Cash Daily Rate’’ column until the charter expires.  Specifically, for the Genco Spirit and Genco Avra, the daily amount of amortization associated with the below-market rates are approximately $200 and $350 per day over the actual cash rate earned, respectively.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Excluding Baltic Trading Limited’s fleet, we own a fleet of 53 drybulk vessels, consisting of nine Capesize, eight Panamax, 17 Supramax, six Handymax and 13 Handysize vessels, with an aggregate carrying capacity of approximately 3,810,000 dwt.  In addition, our subsidiary Baltic Trading Limited currently owns a fleet of 11 drybulk vessels, consisting of two Capesize, four Supramax, and five Handysize vessels. After the expected delivery of the two Capesize vessels that Baltic Trading has agreed to acquire, Baltic Trading will own 13 drybulk vessels, consisting of four Capesize, four Supramax and five Handysize vessels with a total carrying capacity of approximately 1,095,000 dwt. References to Genco’s vessels and fleet in this press release exclude vessels owned by Baltic Trading Limited.

Conference Call Announcement

Genco Shipping & Trading Limited announced that it will hold a conference call on Thursday, November 7, 2013 at 8:30 a.m. Eastern Time, to discuss its 2013 third quarter financial results.  The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (888) 576-4398 or (719) 785-1753 and enter passcode 1570639. A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 1570639. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

Website Information

We intend to use our website, www.GencoShipping.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor section. Accordingly, investors should monitor the Investor portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please submit your e-mail address at the Investor Relations Home page of the Investor section of our website.  The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) declines in demand or rates in the drybulk shipping industry; (ii) prolonged weakness in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube, oil, bunkers, repairs, maintenance and general, administrative and management fee expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the Company’s acquisition or disposition of vessels; (xii) the amount of offhire time needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; (xv) the Company’s ability to obtain modifications or alternatives to its financing arrangements on acceptable terms; (xvi) the fulfillment of the closing conditions under, or the execution of additional documentation for, Baltic Trading’s agreements to acquire vessels; (xvii) completion of definitive documentation for and funding of financing for the vessel acquisitions on acceptable terms; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and its reports on Form 10-Q and Form 8-K.  We do not undertake any obligation to update or revise any forward‑looking statements, whether as a result of new information, future events or otherwise.